Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-134945 and 333-140034) of Cyclacel Pharmaceuticals, Inc. and in the related Prospectuses of our reports dated March 16, 2007, with respect to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc., Cyclacel Pharmaceuticals, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cyclacel Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/S/ ERNST & YOUNG LLP

London, England
March 16, 2007